Exhibit 5.1

                    Ruskin, Moscou, Evans & Faltischek, P.C.
                              170 Old Country Road
                             Mineola, New York 11501
                                 (516) 663-6600




                                              June 27. 1997



Hirsch International Corp.
200 Wireless Boulevard
Hauppauge, NY  11788

Gentlemen:

     In connection with the registration under the Securities Act of 1933 (the "Act") of 853,125 shares of Common Stock (the "Shares") of Hirsch International Corp., a Delaware corporation (the "Corporation"), to be sold pursuant to the Corporation's Stock Option Plan, as amended, (the "Plan") we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. Based on our examination, we advise you that, in our opinion, the increase in the number of Shares authorized to be issued under the Plan, as amended, has been duly and validly authorized and, when issued and paid for in accordance with the terms set forth in the Plans, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement covering the Shares.


                                   Very truly yours,



                                   RUSKIN, MOSCOU, EVANS & FALTISCHEK, P.C.